Exhibit 99.2

WILLIAM F. THOMAS

1516 South Boston Avenue, Suite 301
Tulsa, Oklahoma 74119

October 17, 2016

Five Star Quality Care, Inc.

400 Centre Street

Newton, Massachusetts 02458

Attn: Independent Directors

Dear Mmes. Fraiche and Gilmore and Mr. Gans,

William F. Thomas, together with Robert D. Thomas, Gemini Properties and certain other affiliated entities (collectively, the “Acquisition Group” or “we”), may be deemed to beneficially own an aggregate of 3,364,737 shares of Common Stock of Five Star Quality Care, Inc. (the “Company”), representing approximately 6.8% of the outstanding shares.

We have closely monitored the recent events at the Company relating to the $3.00 per share tender offer launched by ABP Acquisition LLC, a wholly owned subsidiary of ABP Trust, an entity owned by Barry M. Portnoy and Adam D. Portnoy (together, the “Portnoy Tender Offer”) for up to 10,000,000 shares of the Company’s common stock. We are encouraged by the precedent set by the Company’s independent Board members in waiving certain ownership restrictions and granting certain approvals in order to clear the way for the Portnoy Tender Offer. On October 13, 2016, we announced our intention to conduct a tender offer, through an affiliated entity, to acquire up to 10,000,000 shares of FVE’s common stock at a price of $3.45 per share in cash (the “Tender Offer”).

In preparation for the Tender Offer, we have reviewed the Company’s restrictions on transfers pursuant to the following items:

•                  Article VI of the Articles of Amendment and Restatement (the “Charter”), which prohibits stockholders from acquiring 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Common Stock of the Company (the “Charter Restriction”) and requires the consent of the Board of Directors of the Company (the “Board”) and the Board of Trustees of Senior Housing Properties Trust (“SNH”);

•                  Article IX of the Amended and Restated Bylaws (the “Bylaws”), which prohibits stockholders from becoming a 5% stockholder pursuant to Treasury Regulation Section 1.382-2T(g) (the “Bylaw Restriction”); and

•                  Sections 3-601, 3-602, 3-603, 3-604 and 3-605 (the “Business Combination Statutes”) under the Maryland General Corporation Law (“MGCL”), which apply to any “Interested stockholder” as defined in Section 3-601(j) of the MGCL.

In light of the Company’s various restrictions on transfers, and the Company’s recent waiver of certain ownership restrictions and grant of certain approvals to clear the way for the Portnoy Tender Offer, we are hereby requesting that the independent Board members similarly: (i) waive the Charter Restriction, pursuant to which the Company would grant to the Acquisition Group (including any affiliated acquisition entity or person) an exception to the Ownership Limit (as defined in the Charter) and deem the Acquisition Group (including any affiliated acquisition entity or person) to be an Excepted Holder (as defined in the Charter), pursuant to Section 6.2.7 of the Charter; (ii) waive the Bylaw Restriction, pursuant to which the Company would grant the Acquisition Group (including any affiliated acquisition entity or person) an exception to a Transfer of Corporation Securities for any 5-percent Stockholder (as defined in the Bylaws), pursuant to Section 9.3(b) of the Bylaws; and (iii) as applicable, for purposes of the Business Combination Statutes under the MGCL, approve the acquisition by the Acquisition Group (including any affiliated acquisition entity or person), in aggregate, up to 10,000,000 shares of Common Stock.

The Acquisition Group’s interests are truly aligned with the interests of all shareholders in providing fair value for any shareholders who may be seeking liquidity for their investment, on the one hand, while continuing to seek to take steps to improve the Company’s corporate governance and strategic direction to drive shareholder value creation for long-term holders, on the other hand. We expect the Company’s independent directors and SNH to work with us in good faith to take whatever steps may be necessary for the Acquisition Group to be granted similar exceptions and approvals that may be required for us to complete our offer. With respect to the Charter Restriction requiring SNH to have consented in writing to the exception, we have also requested from SNH for such consent in writing.

Nothing in this letter shall be interpreted to preclude the Acquisition Group from making further requests for exemptions under the Charter, Bylaws or MGCL and to the extent any future covenants are provided to the Company in respect to such exemption request, such covenants shall be in the form of an amended and restated exemption request letter, which if approved by the Company, shall supersede in full those provided in this letter.

We are available to answer any reasonable and appropriate requests for additional information the Board and its advisors may have in order to assist in making their determination on the exemption requested herein. As time is of the essence in this matter, we request that you respond to us promptly, and, in any event, no later than 12pm EST on October 21, 2016. We reserve all rights under applicable law.

Sincerely,

/s/ William F. Thomas

William F. Thomas